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                             SUB-ADVISORY CONTRACT

                             WELLS FARGO BANK, N.A.
                               525 Market Street
                            San Francisco, CA  94163


                                January 1, 1996

Barclays Global Fund Advisors
45 Fremont, 17th Floor
San Francisco, California  94105

Dear Sirs:

       This will confirm the agreement by and among Wells Fargo Bank, N.A. (the "Adviser"), Life & Annuity Trust (the "Trust"), on behalf of each Fund listed on attached Appendix I (each, a "Fund" and collectively, the "Funds"), and Barclays Global Fund Advisors (the "Sub-Adviser") as follows:

       1. The Trust is a registered open-end management investment company currently consisting of a number of investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios. The Trust proposes to engage in the business of investing and reinvesting the assets of the Funds in the manner and in accordance with the investment objective and restrictions specified in the Trust's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Trust under the Investment Company Act of 1940 (the "Act") and the Securities Act of 1933. Copies of the Registration Statement have been furnished to the Adviser. Any amendments to the Registration Statement shall be furnished to the Adviser promptly.

       2. The Trust has engaged the Adviser to manage the investing and reinvesting of the assets of the Funds and to provide the advisory services specified in the Advisory Contract between the Trust and the Adviser, dated as of the date hereof, subject to the overall supervision of the Board of Trustees of the Trust. Pursuant to Administration and Co-Administration Agreements between the Trust, on behalf of the Funds, and the Administrator and Co-Administrator (the "Administrators"), the Trust has engaged the Administrators to provide the administration services specified therein.

       3. (a) The Adviser hereby employs the Sub-Adviser to perform for the Funds certain sub-advisory services and the Sub-Adviser hereby accepts such employment. The Adviser shall retain the authority to establish and modify, from time to time, the investment strategies and approaches to be followed by the Sub-Adviser, subject, in all respects, to the supervision and direction of the Trust's Board of Trustees and subject to compliance with the investment objectives, policies and restrictions set forth in the Registration Statement.

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          (b) Subject to the overall supervision and control of the Adviser and the Trust, the Sub-Adviser shall be responsible for investing and reinvesting the Funds' assets in a manner consistent with the investment strategies and approaches referenced in subparagraph (a), above. In this regard, the Sub-Adviser shall be responsible for implementing and monitoring the performance of the investment model employed with respect to a Fund, in accordance with the investment objective, policies and restrictions set forth in the Registration Statement, the Act, and the provisions of the Internal Revenue Code of 1986 relating to investment companies, and shall furnish to the Adviser periodic reports on the investment activity and performance of the Funds. The Sub-Adviser shall also furnish such additional reports and information as the Adviser and the Trust's Board of Trustees and officers shall reasonably request.

          (c) The Sub-Adviser shall, at its expense, employ or associate with itself such persons as the Sub-Adviser believes appropriate to assist it in performing its obligations under this contract.

       4. The Adviser shall be responsible for fees paid to the Sub-Adviser for its services hereunder. The Sub-Adviser agrees that it shall have no claim against the Trust or the Funds respecting compensation under this contract. In consideration of the services to be rendered by the Sub-Adviser under this contract, the Adviser shall pay the Sub-Adviser monthly fees at the rates specified on Appendix I hereto. If the fee payable to the Sub-Adviser pursuant to this Paragraph 4 begins to accrue on a day after the first day of any month or if this contract terminates before the end of any month, the fee for the period from the effective date to the end of the month, or from the beginning of that month to the termination date, shall be prorated according to the proportion that such period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fee, the value of a Fund's net assets shall be computed in the manner specified in the Registration Statement and the Trust's Declaration of Trust for the computation of the value of such Fund's net assets in connection with the determination of the net asset value of Fund shares.

       5. The Sub-Adviser shall give the Trust the benefit of the Sub-Adviser's best judgment and efforts in rendering services under this contract. As consideration and as an inducement to the Sub-Adviser's undertaking to render these services, the Trust and the Adviser agree that the Sub-Adviser shall not be liable under this contract for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this contract shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser, the Trust or the holders of interests of the Funds to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser's duties under this contract or by reason of reckless disregard of its obligations and duties hereunder.

       6. This contract shall become effective as of its execution date and shall thereafter continue in effect, provided that this contract shall continue in effect for a period of more than two years from the date hereof only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of a Fund's outstanding voting securities (as defined in the Act) or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for

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the purpose of continuing this Sub-Advisory Contract, of a majority of the
Trust's Trustees who are not parties to this contract or "interested persons" (as defined in the Act) of any such party. This contract may be terminated at any time by the Trust, without the payment of any penalty, by a vote of a majority of such Fund's outstanding voting securities (as defined in the Act) or by a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to the Sub-Adviser, or by the Sub-Adviser on 60 days' written notice to the Trust. This contract shall terminate automatically in the event of its assignment (as defined in the Act).

       7. Except to the extent necessary to perform the Sub-Adviser's obligations under this contract, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or any affiliate of the Sub-Adviser, or any employee of the Sub-Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

       8. The Trust shall own and control all records generated on behalf of the Trust as a result of services provided under this contract. In addition, the Trust shall have the right to inspect, audit, and/or copy all records pertaining to the performance of services under this contract.

       9. This contract shall be governed by and construed in accordance with the laws of the State of California.

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       If the foregoing correctly sets forth the agreement by and among the
Adviser, the Trust and the Sub-Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                             Very truly yours,

                             WELLS FARGO BANK, N.A.

                             By:    /s/ Michael J. Hogan
                                    --------------------
                             Name:  Michael J. Hogan
                             Title: Senior Vice President

                             By:    /s/ Elizabeth A. Gottfried
                                    --------------------------
                             Name:  Elizabeth A. Gottfried
                             Title: Vice President


AGREED to as of the date set forth above and as amended on October 30, 1997and
January 29, 1998:

BARCLAYS GLOBAL FUND ADVISORS

By:    /s/ Stephen E. Rogers
       ---------------------
Name:  Stephen E. Rogers
Title: Principal

ACCEPTED as of the date set forth above
and as amended on October 30, 1997and
January 29, 1998:

LIFE & ANNUITY TRUST
on behalf of each Fund listed on
attached Appendix I

By:  /s/ Richard H. Blank, Jr.
     -------------------------
     Richard H. Blank, Jr.
     Chief Operating Officer

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                                   APPENDIX I


       Sub-advisory fees shall be paid monthly on the first business day of each month, at the annual rates specified below of each Fund's average daily value (as determined on each day that such value is determined for the Fund at the time set forth in the Prospectus for determining net asset value per share) during the preceding month.


                    Fund                           Investment Advisory Fee
                    ----                           -----------------------

Asset Allocation Fund                              0.15% of first $900 million
                                                   0.10% over $900 million

U.S. Government Allocation Fund                    0.05% of first $75 million
                                                   0.04% of next $75 million
                                                   0.03% over $150 million



Approved as amended:  October 30, 1997
Approved as amended:  January 29, 1998

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